NL REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS - August 4, 2008 - NL Industries, Inc. (NYSE:NL) today reported net income of $4.0 million, or $.08 per diluted share, in the second quarter of 2008 compared to a net loss of $1.5 million, or $.03 per diluted share, in the second quarter of 2007.  For the first six months of 2008, NL reported net income of $3.7 million, or $.08 per diluted share, compared to net income of $4.2 million, or $.09 per diluted share, in the first six months of 2007.

Component products net sales decreased 3% and 5%, respectively, in the second quarter and first six months of 2008 compared to the same periods in 2007.  Net sales decreased principally due to lower order rates from many of our customers resulting from unfavorable economic conditions in North America, offset in part by the effect of sales price increases for certain products.  Component products sales were also favorably impacted by relative changes in foreign currency exchange rates, which increased sales by $.3 million for the quarter and $1.0 million for the year-to-date period.  Component products income from operations in the second quarter of 2008 was comparable to the second quarter of 2007, and declined 25% in the year-to-date period, due to the unfavorable effect of lower sales, changes in product mix and higher raw material costs.  Changes in foreign currency exchange rates negatively impacted component products income from operations comparisons by $.4 million in the year-to-date period while favorably impacting income from operations comparisons by $.2 million for the quarter.

Kronos’ net sales of $391.9 million in the second quarter of 2008 were $49.3 million, or 14%, higher than in the second quarter of 2007.   Kronos’ net sales of $724.4 million for the first six months of 2008 were $67.8 million, or 10%, higher than in the first six months of 2007.  Net sales increased in 2008 as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $33 million for the quarter and $54 million in the year-to-date period, and higher sales volumes more than offset the effect of lower average TiO2 selling prices.  Kronos’ average selling prices were 1% lower in the second quarter of 2008, and 3% lower for the year to date period, as compared to the respective 2007 periods.  The table at the end of this release shows how each of these items impacted the overall increase in Kronos’ sales.

Kronos’ income from operations for the second quarter of 2008 declined by 59% to $9.7 million compared to the same period in 2007 and declined by 63% to $19.4 million for the six months ended June 30, 2008 compared to the same period in 2007.  The decrease in Kronos’ income from operations in both periods is attributable to lower average TiO2 selling prices, and higher raw materials and energy costs.  Kronos’ income from operations was also impacted by the unfavorable effect of currency exchange rates, which decreased income from operations by approximately $8 million and $16 million in the second quarter and year-to-date periods, respectively.

Kronos’ TiO2 sales volumes were 3% higher in both the second quarter and first six months of 2008 as compared to the same periods in 2007, due primarily to higher sales volumes in export markets.  Kronos’ TiO2 production volumes were 4% and 2% higher in the second quarter and first six months of 2008, respectively, as compared to the same periods in 2007.  Kronos’ TiO2 sales and production volumes for both the second quarter and first six months of 2008 were each a new record for Kronos.

Kronos’ income tax benefit in 2008 includes a $7.2 million (NL’s equity interest was $1.7 million, or $.03 per diluted share, net of tax) non-cash deferred income tax benefit in the second quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to its German operations and an increase in the amount of its German corporate and trade tax net operating loss carryforwards.  Kronos’ provision for income taxes in the second quarter of 2007 includes an $8.7 million non-cash charge (NL’s equity interest was $2 million, or $.04 per diluted share, net of tax benefit) related to the adjustment of certain tax attributes of its German subsidiary.

Insurance recoveries relate to amounts we received from certain of our former insurance carriers, and relate principally to recovery of prior lead pigment litigation defense costs incurred by us.  These recoveries aggregated $1.7 million in the first six months of 2008 ($1.1 million, or $.02 per diluted share, net of income taxes) and $2.6 million in the first six months of 2007 ($1.7 million, or $.03 per diluted share, net of income taxes).

Corporate expenses were lower in the second quarter and first six months of 2008 as compared to the second quarter and first six months of 2007 primarily due to lower litigation and related expenses.

Interest income in 2008 includes $4.3 million ($.06 per diluted share) related to interest received in the second quarter related to certain escrow funds.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation or solvency of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	Service industry employment levels,
•	Demand for high performance marine components,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The extent to which the Company’s subsidiaries were to become unable to pay dividends to the Company,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings (loss) per share)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008

Net sales	$45.2	$43.7	$88.8	84.2
Cost of sales	33.3	32.7	64.8	63.8

Gross margin	11.9	11.0	24.0	20.4

Selling, general and administrative expense	6.5	6.5	13.2	12.9
Other operating income (expense):
Insurance recoveries	.1	1.6	2.6	1.7
Corporate expense and other, net	(9.3)	(7.0)	(14.3)	(10.8)

Loss from operations	(3.8)	(.9)	(.9)	(1.6)

Equity in earnings of Kronos Worldwide, Inc.	-	2.1	4.6	1.9

General corporate items:
Interest and dividends	1.4	5.1	2.5	6.1
Interest expense	(.1)	(.5)	(.1)	(1.2)

Income (loss) before income taxes and minority interest	(2.5)	5.8	6.1	5.2

Provision for income taxes (benefit)	(1.8)	1.5	.2	1.0
Minority interest in after-tax earnings	.8	.3	1.7	.5

Net income (loss)	$(1.5)	$4.0	$4.2	$3.7

Net income (loss) per basic and diluted share	$(.03)	$.08	$.09	$.08

Basic and diluted weighted-average shares used in the calculation of net income per share	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008

CompX – component products	$4.4	$4.4	$9.9	$7.4
Insurance recoveries	.1	1.6	2.6	1.7
Corporate expense	(8.5)	(7.0)	(13.4)	(10.7)
Other, net	.2	.1	-	-

Loss from operations	$(3.8)	$(.9)	$(.9)	$(1.6)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended June 30, 2008 vs. 2007	Six months ended June 30, 2008 vs. 2007
Percentage change in sales:
TiO2 product pricing	(1)%	(3)%
TiO2 sales volume	3%	3%
TiO2 product mix	2%	2%
Changes in foreign currency exchange rates	10%	8%

Total	14%	10%